UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2017

Omega Protein Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2105 City West Boulevard Suite 500 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(713) 623-0060
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On October 5, 2017, Omega Protein Corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Cooke Inc., a corporation duly incorporated under the laws of the Province of New Brunswick, Canada (“Parent”), and Alpha MergerSub, Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”).

The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. At the effective time of the Merger, (a) each outstanding share of common stock, par value $0.01 per share, of the Company (“Common Stock”) (other than shares of Common Stock held by the Company or owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company) will be automatically cancelled and converted into the right to receive $22.00 in cash (the “Merger Consideration”), (b) each outstanding option to purchase shares of Common Stock (whether or not exercisable, each a “Stock Option”) will be converted into the right to receive, less applicable withholding taxes, an amount in cash equal to the excess, if any, of the Merger Consideration payable in respect of a share of Common Stock over the applicable exercise price per share of Common Stock subject to the Stock Option and (c) the restrictions applicable to each share of restricted Common Stock (“Restricted Stock”) will immediately lapse and each such share of Restricted Stock will be converted into the right to receive the Merger Consideration, less applicable withholding taxes.

The Company has made various representations and warranties and agreed to certain covenants in the Merger Agreement, including covenants relating to the Company’s conduct of its business between the date of the Merger Agreement and the effective time of the Merger and other matters.

Consummation of the Merger is subject to the satisfaction or, if permitted by law, waiver by Parent, the Company or both of a number of conditions, including (a) approval of the Merger Agreement by the affirmative vote of the holders of a majority of the Company’s then outstanding shares of Common Stock entitled to vote thereon, voting as a single class (“Company Stockholder Approval”), (b) expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), (c) approval, consent or authorization required from the United States Maritime Administration (“MARAD”) and under applicable foreign antitrust laws, and approval of all other governmental authorities set forth in the Merger Agreement required to be obtained prior to the effective time of the Merger, (d) the absence of any material adverse effect on the Company’s business and (e) other customary closing conditions. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including the accuracy of the other party’s representations and warranties (subject to certain materiality qualifiers) and the other party’s compliance with its covenants and agreements contained in the Merger Agreement (subject to certain materiality qualifiers), including, in the case of the Company, its obligations under that certain Purchase and Sale Agreement (the “MARAD Sale Agreement”) by and among the Company and Alpha VesselCo Holdings, Inc., a Delaware corporation (“VesselCo”), relating to the sale of certain assets (the “MARAD Assets”) subject to the jurisdiction of the MARAD, which the Company entered into concurrently with the Merger Agreement.

The Merger Agreement contains customary no solicitation covenants obligating the Company not to solicit alternative acquisition proposals from third parties. Prior to obtaining the Company Stockholder Approval, under specified circumstances, the board of directors of the Company (the “Company Board”) may change its recommendation with respect to the Merger in response to a Superior Proposal (as defined in the Merger Agreement) or terminate the Merger Agreement in order to enter into a written agreement with respect to a Superior Proposal, provided that the Company satisfies the no solicitation covenants. In certain other specified circumstances, upon a determination by the Company Board that a failure to change its recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, the Company Board may change its recommendation with respect to the Merger but would not be permitted to terminate the Merger Agreement.

The Merger Agreement contains certain termination rights for the parties, including the right of either party to terminate the Merger Agreement if the Merger is not consummated by February 11, 2018 (the “Outside Date”), subject to specified limitations and extensions, including the right of Parent to extend the Outside Date by up to 60 days in order to obtain MARAD approval if all other conditions to the closing of the Merger have been met (or waived, if permitted by law). The Merger Agreement provides that, in certain circumstances, including the termination of the Merger Agreement by the Company to enter into a written agreement with respect to a Superior Proposal, the termination of the Merger Agreement by Parent following a change in recommendation by the Company Board, and other customary circumstances, the Company would be required to pay Parent a termination fee of $20 million (the “Termination Fee”). The Merger Agreement also provides that, in the event (a) Parent or the Company terminates the Merger Agreement following failure to obtain the Company Stockholder Approval or Parent terminates for the Company’s breach of the non-solicitation covenants, (b) an Acquisition Proposal (as defined in the Merger Agreement) is announced prior to the date of the meeting called to obtain the Company Stockholder Approval or prior to such termination, as applicable, and not withdrawn, and (c) within 12 months following the date of such termination, the Company enters into a definitive agreement with respect to such Acquisition Proposal, the Company would be required to pay the Termination Fee to Parent. The Merger Agreement also provides that, in certain other circumstances, including those involving a termination of the Merger Agreement by either Parent or the Company when HSR, applicable foreign antitrust law or MARAD approval has not been obtained, Parent would be required to pay the Company the Termination Fee.

The transaction will be funded through debt financing that has been committed to Parent by DNB Capital LLC, BMO Capital Markets Corp. and certain of their respective affiliates. The Merger Agreement does not contain a financing condition.

The Merger Agreement has been unanimously approved by the Company Board, and the Company Board has recommended that the Company’s stockholders approve the Merger.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

MARAD Sale Agreement

Concurrently with the execution of the Merger Agreement, the Company entered into the MARAD Sale Agreement, which provides for the sale to VesselCo of a wholly-owned subsidiary of the Company that will hold the MARAD Assets immediately prior to the consummation of the Merger. Consummation of the transactions contemplated by the MARAD Sale Agreement is subject to the satisfaction of a number of conditions, including all conditions set forth in the Merger Agreement (other than those relating to performance under the MARAD Sale Agreement).

The foregoing description of the MARAD Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the MARAD Sale Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Employment Agreement Amendments

Immediately prior to the Company’s entry into the Merger Agreement, the Company entered into amendments to the employment agreements (the “Employment Agreement Amendments”) of each of Montgomery C. Deihl, Dr. Mark E. Griffin, Andrew C. Johannesen, Mark A. Livingston and Bret D. Scholtes to provide each such employee, in the event he is constructively terminated, with the same rights and benefits as he would receive in the event he were terminated without cause.

The foregoing description of the Employment Agreement Amendments does not purport to be complete and is qualified in its entirety by reference to such agreements, which are attached hereto as Exhibits 10.2 through 10.6 and are incorporated herein by reference.

Item 5.02	Compensatory Arrangements of Certain Officers.

The description in Item 1.01 above is incorporated in this Item 5.02 by reference.

Item 8.01	Other Events

On October 6, 2017, the Company and Parent announced that they had entered into the Merger Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Additional Information for Stockholders

In connection with the proposed transaction, the Company will file a proxy statement and other materials with the Securities and Exchange Commission (“SEC”). In addition, the Company may also file other relevant documents with the SEC regarding the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed with the SEC by the Company at its website, www.omegaprotein.com, or at the SEC's website, www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from the Company by directing such request to Omega Protein Corporation, to the attention of the Corporate Secretary, 2105 City West Boulevard, Suite 500, Houston, Texas 77042, or by calling the Company’s proxy solicitor, Morrow Sodali LLC toll free at (800) 662-5200.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Proxy Statement on Schedule 14A for the 2017 annual meeting of stockholders of the Company, which was filed with the SEC on April 28, 2017. This document can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

Forward-looking statements in this Form 8-K, future filings by the Company with the SEC, the Company’s press releases and oral statements by authorized officers of the Company are intended to be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty. The Company believes that forward-looking statements made by it are based on reasonable expectations; however, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Forward-looking statements involve statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include the words “estimate,” “project,” “anticipate,” “expect,” “predict,” “assume,” “believe,” “could,” “would,” “hope,” “may” or similar expressions. In evaluating those statements, you should carefully consider the information above as well as the risks outlined in Item 1A. Risk Factors in the Company’s Form 10-K for the year ended December 31, 2016. The statements in this Form 8-K that are not historical statements are forward-looking statements within the meaning of the federal securities laws, including, among other things, statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, costs of the proposed transaction and other anticipated financial impacts of the proposed transaction. These statements are subject to numerous risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the failure to obtain the required votes of the Company’s stockholders; the timing to consummate the proposed transaction; the failure to satisfy the conditions to closing of the proposed transaction or the failure of the closing to occur; the risk that a regulatory or judicial approval (including HSR approval, MARAD approval and approval by the court Probation Officer) that may be required to consummate the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; expectations regarding regulatory approval of the transaction; results of litigation, settlements and investigations; actions by third parties, including governmental agencies; global economic conditions; adverse industry conditions; adverse credit and equity market conditions; the loss of, or reduction in business with, key customers; legal proceedings; the ability to effectively identify and enter new markets; governmental regulation; the ability to retain management and other personnel; and other economic, business, or competitive factors.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. The Company’s filings may be obtained by contacting the Company or the SEC or through the Company’s web site at www.omegaprotein.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger by and among Omega Protein Corporation, Cooke Inc. and Alpha MergerSub, Inc., dated as of October 5, 2017.*
10.1	Purchase and Sale Agreement by and among Omega Protein Corporation and Alpha VesselCo Holdings, Inc., dated as of October 5, 2017.*
10.2	Employment Agreement Amendment of Montgomery C. Deihl.
10.3	Employment Agreement Amendment of Dr. Mark E. Griffin.
10.4	Employment Agreement Amendment of Andrew C. Johannesen.
10.5	Employment Agreement Amendment of Mark A. Livingston.
10.6	Employment Agreement Amendment of Bret D. Scholtes.
99.1	Joint Press Release dated October 6, 2017 of Omega Protein Corporation and Cooke Inc.

*

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules or exhibits upon request by the U.S. Securities and Exchange Commission; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA PROTEIN CORPORATION

By:	/s/ Bret D. Scholtes
Name:	Bret D. Scholtes
Title:	President and Chief Executive Officer

Date: October 6, 2017

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger by and among Omega Protein Corporation, Cooke Inc. and Alpha MergerSub, Inc., dated as of October 5, 2017.*
10.1	Purchase and Sale Agreement by and among Omega Protein Corporation and Alpha VesselCo Holdings, Inc., dated as of October 5, 2017.*
10.2	Employment Agreement Amendment of Montgomery C. Deihl.
10.3	Employment Agreement Amendment of Dr. Mark E. Griffin.
10.4	Employment Agreement Amendment of Andrew C. Johannesen.
10.5	Employment Agreement Amendment of Mark A. Livingston.
10.6	Employment Agreement Amendment of Bret D. Scholtes.
99.1	Joint Press Release dated October 6, 2017 of Omega Protein Corporation and Cooke Inc.

*

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules or exhibits upon request by the U.S. Securities and Exchange Commission; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.